EXHIBIT 99.1
Westmoreland Reports
Third Quarter 2010 Results
Colorado Springs, Colorado — November 8, 2010 — Westmoreland Coal Company (NYSE Amex:WLB) reports its third quarter 2010 results.
Highlights:
•	Total revenues were $124.1 million for the quarter, 10.4% higher than revenues for the same period in the prior fiscal year. Year to date revenues increased 11.6% over 2009, from $339.0 to $378.2 million.
•	Third quarter 2010 net income applicable to common shareholders was $2.5 million ($0.23 per basic and diluted share), compared to a net loss applicable to common shareholders in the third quarter 2009 of $7.8 million ($0.77 per basic and diluted share), an increase of 132.1%. Year to date 2010 net income was $0.2 million, compared to a year to date net loss of $20.7 million in 2009 (an improvement of $2.12 per basic and diluted share).
•	Operating income increased $17.6 million (180.4%) during the quarter from a loss of $9.8 million to an operating profit of $7.8 million. Year to date operating income increased $34.9 million (171.0%) from a loss of $20.4 million to an operating profit of $14.5 million.
•	The company recorded a net expense of $0.4 million during the third quarter 2010 related to the valuation of the conversion feature in its convertible debt. In the third quarter of 2009, the Company recorded income of $1.2 million on the conversion feature. The company recorded a net expense of $0.9 million during the first nine months of 2010 related to the conversion feature valuation, compared to $5.2 million of income on the conversion feature in 2009.
•	Westmoreland continued its strong safety performance into the third quarter of 2010 with reportable and lost time incident rates better than the national average for surface operations.
“I am pleased to announce that the third quarter was our second straight profitable quarter and third straight quarter where operating income increased over the prior year quarter” said Keith E. Alessi, Westmoreland’s President and CEO. “All of our mining operations increased their financial performance over the second quarter due to productivity improvements and cost control. Our ROVA power facilities also turned in a strong performance for the quarter. The results generated by our operations, combined with cost reductions in heritage costs, contributed to a $2.5 million net income for the third quarter and a positive net income for the year to date. During the quarter we successfully performed a major upgrade to our computer systems, on time and under budget. This combined with other initiatives performed earlier in the year, has resulted in all of our mining operations being on a common and up-to-date information technology platform. During the quarter, two of our mines received safety awards from the state of Montana and after quarter end we were pleased that our ROVA power facilities were also recognized for their outstanding safety record. We are committed to running a safe and efficient business.”

Coal Segment
The following table shows comparative coal revenues, operating income (loss) and production between periods:

	Three Months Ended September 30,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$100,482	$91,708	$8,774	9.6%
Operating income (loss)	8,869	(78)	8,947	11470.5%
Tons sold — millions of equivalent tons	6.5	5.8	0.7	12.1%
Our coal segment revenues increased primarily due to an increase in tons sold due to customer shutdowns in 2009, price increases under existing coal supply agreements, and the start of new agreements including the new cost-plus contract with our Rosebud Mine’s Unit 1&2 buyers.
Coal segment’s operating income was $8.9 million in the third quarter of 2010 compared to an operating loss of $0.1 million in the third quarter of 2009. This $8.9 million increase was primarily driven by the factors increasing revenue described above and strong cost management performance.
Power Segment
The following table shows comparative power revenues, operating income and production between periods:

	Three Months Ended September 30,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)
Revenues	$23,598	$20,696	$2,902	14.0%
Operating income	5,059	680	4,379	644.0%
Megawatts hours — thousands	439	389	50	12.9%
Third quarter 2010 power segment revenues increased to $23.6 million compared to $20.7 million in third quarter 2009. This $2.9 million increase is primarily from increased megawatt hours sold as a result of a planned maintenance outage occurring in the third quarter of 2009. A comparable outage did not occur in 2010.
Power segment’s operating income increased to $5.1 million in the third quarter of 2010 compared to $0.7 million in the third quarter of 2009. This $4.4 million increase was primarily from increased megawatt hours sold and decreased maintenance expenses as a result of the planned maintenance outage discussed above.

Heritage Segment
Third quarter 2010 heritage operating expenses were $4.7 million compared to $8.3 million in the third quarter of 2009. This $3.6 million decrease was primarily due to the agreement we entered into to modernize the method by which prescription drugs are provided to our retirees. In addition, while we continue to work towards further heritage cost reductions, selling and administrative costs decreased due to reduced expenses associated with cost containment efforts. Finally, we experienced a favorable change in the valuation of our Black Lung liabilities due to changes in discount rates.
Corporate Segment
Corporate segment’s operating expenses for the third quarter of 2010 decreased to $1.4 million compared to $2.1 million in the third quarter of 2009, primarily as a result of ongoing cost control efforts.
Other Income (Expense) and Income Tax Expense (Benefit)
The Company’s other expense for the third quarter of 2010 increased to $5.1 million compared with $3.4 million of expense for the third quarter of 2009. This is primarily due to the $0.4 million of 2010 expense and the $1.2 million of corresponding income recognized in 2009 from the valuation of the conversion feature in our convertible debt, and related amortization of debt discount.
The Company’s third quarter 2010 income tax expense was $0.3 million compared with $4.2 million of benefit in the third quarter of 2009. This is primarily due to a $4.5 million non-cash tax benefit recognized in 2009.
Cash Flow from Operations
Cash provided by operating activities increased $10.1 million in the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009. The $23.5 million increase in net income significantly contributed to the increase in cash provided by operating activities in the nine months ended September 30, 2010, which was offset by a $15.1 million decrease in cash receipts due to a scheduled decrease in the payments ROVA collects from its customer.
Liquidity
As a result of significant increases in operating profits, a decrease in the Company’s heritage health benefit costs, its ability to access funds from WRI’s revolving line of credit and an increase in WRI’s term debt, the Company anticipates that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future. The Company projects that the margin by which it will be able to meet its cash requirements will increase over the remainder of 2010 and into 2011. The Company’s projections assume WRI’s renewal of its revolving line of credit prior to its November 18, 2010 expiration. WRI is currently in discussions with its lender concerning this renewal.
The Company believes it can satisfy its liquidity needs for the foreseeable future without relying on proceeds from sales of assets or securities or other capital-raising transactions.

Safety
Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations. Westmoreland mines had reportable and lost time incident rates year to date through the third quarter of 0.98 and 0.74 versus the national surface mine rates of 1.89 and 1.29, respectively. The reportable incident rate for 2010 compared favorably to the third quarter 2009 rate of 1.40. The lost time rate for the third quarter of 2009 was slightly better than 2010 at 0.64.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended September 30, 2010, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information about Westmoreland Coal Company visit www.westmoreland.com.
Forward-Looking Information
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our projection that the margin by which we will be able to meet our cash requirements will increase over the remainder of 2010 and into 2011, our expectation that we will not need to rely on proceeds from the sale of assets or securities or participate in other capital raising transactions to satisfy liquidity needs for the foreseeable future and our expectation that our cash from operations and available borrowing capacity will be sufficient to meet our cash requirements for the foreseeable future.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in our postretirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation;
•	changes in our black lung obligations, changes in our experience related to black lung claims, and the impact of the recently enacted healthcare legislation;
•	our potential inability to renew WRI’s revolving line of credit by November 18, 2010;
•	our potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	our potential inability to maintain compliance with debt covenant and waiver agreement requirements;

•	the potential inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements, reductions in planned coal deliveries or other business factors;
•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of EPA inquiries and regulations on the operations of ROVA;
•	the effect of mark-to-market accounting on the conversion feature of our convertible debt due to volatility in our stock price;
•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” under Part II, Item 1A of our third quarter 2010 Form 10-Q and under Part I, Item 1A of the 2009 Form 10-K.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for them to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Keith Alessi (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenues	$124,080	$112,404	$378,152	$338,982

Cost, expenses and other:
Cost of sales	94,208	95,434	296,366	282,867
Depreciation, depletion and amortization	10,964	11,533	33,435	32,561
Selling and administrative	8,930	10,214	28,578	31,820
Heritage health benefit expenses	4,241	7,438	11,550	21,446
Loss (gain) on sales of assets	165	(12)	256	(58)
Other operating income	(2,267)	(2,452)	(6,519)	(9,249)

	116,241	122,155	363,666	359,387

Operating income (loss)	7,839	(9,751)	14,486	(20,405)

Other income (expense):
Interest expense	(5,756)	(5,755)	(17,245)	(17,271)
Interest income	603	684	1,380	2,362
Other income	17	1,698	907	5,782

	(5,136)	(3,373)	(14,958)	(9,127)

Income (loss) before income taxes	2,703	(13,124)	(472)	(29,532)
Income tax benefit from operations	285	(4,210)	149	(5,406)

Net income (loss)	2,418	(8,914)	(621)	(24,126)
Less net loss attributable to noncontrolling interest	(435)	(1,417)	(1,878)	(4,447)

Net income (loss) attributable to the Parent company	2,853	(7,497)	1,257	(19,679)
Less preferred stock dividend requirements	340	340	1,020	1,020

Net income (loss) applicable to common shareholders	$2,513	$(7,837)	$237	$(20,699)

Net income (loss) per share applicable to common shareholders:
Basic	$0.23	$(0.77)	$0.02	$(2.10)
Diluted	0.23	(0.77)	0.02	(2.10)

Weighted average number of common shares outstanding:
Basic	10,849	10,244	10,676	9,850
Diluted	10,911	10,244	10,758	9,850

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
Cash Flow (Unaudited)
Net cash provided by operating activities	$37,584	$27,516
Net cash used in investing activities	(16,950)	(27,371)
Net cash used in financing activities	(15,083)	(21,176)

	September 30,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$765,000	$772,728
Total debt	$243,646	$254,695
Working capital deficit	$(51,328)	$(74,976)
Total deficit	$(133,747)	$(141,799)
Common shares outstanding	11,105	10,346